SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2010

Date of Report
(Date of Earliest Event Reported)

Spartan Business Services Corp.

 (Exact name of registrant as specified in its charter)

Nevada	333-156796	26-3751595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Timber Rose Drive,
 Las Vegas, Nevada 89134
(Address of principal executive offices)

702-250-4423
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of June 17, 2010 by and among Molly Blaszczak, Spartan Business Services Corporation (the "Company") and Reno Calabrigo (who up until that time had not been affiliated with the Company), Ms. Blaszczak sold on such date an aggregate of 10,000,000 shares of common stock of the Company to Mr. Calabrigo for nominal consideration. At the time thereof, Ms. Blaszczak was Director President, Chief Executive Officer, Principal Accounting Officer, Secretary and Treasurer of the Company.

As a result of the completion of the transaction on June 17, 2010, Mr. Calabrigo presently owns 10,000,000 shares of the common stock of the Company which represents approximately 71.42% of the Company's outstanding shares of common stock based upon 14,000,000 shares of common stock outstanding as of June 17, 2010.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the transaction described above under Item 5.01, on June 17, 2010, Mr. Reno Calabrigo was appointed  as the sole  Director, President,  Secretary and Treasurer of the company. At the same time Molly Blaszczak has resigned as a Director and from her position as an officer of the company. Prior to Ms. Blaszczak’s resignation on June 17, 2010 Brian Blaszczak also resigned as director of the company.

Mr. Calabrigo, 53 of Ontario Canada, obtained his BA from Simon Fraser University in 1981 and his MBA from the University of Idaho in 1983.  Mr. Calabrigo has been a business consultant for private and public companies and was Vice President of City Resources between 1984 and 1994, President of Cornerstone Capital from 2000 to present.   He was a Director and President of Magnum D’or Resources Ltd. and is currently a Director and Chief Executive Officer of Secure Runway Systems Corp. and Uranium Hunter Corp.

Item 9.01 Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

Exhibits:

10.1 Stock Purchase Agreement dated as of June 17, 2010 by and among Molly Blaszczak, Spartan Business Services Corporation and Reno Calabrigo.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spartan Business Services Corporation

Date: June 24 , 2010	By:	/s/ Reno Calabrigo
Reno Calabrigo President